Watford Announces Purchase of Axeria IARD

HAMILTON, Bermuda, April 9, 2021 (GLOBE NEWSWIRE) -- Watford Holdings Ltd. ("Watford") (NASDAQ: WTRE) has completed the purchase of Axeria IARD (“Axeria”), a property and casualty insurance company based in France. Watford has acquired 100% of the capital stock of Axeria IARD from the APRIL Group.
Axeria is headquartered in Lyon, France, with branch offices in Lille and Bordeaux and is active in the French and European Union commercial property and casualty insurance market with in-force gross premiums written of approximately €140 million.
Watford Chief Executive Officer Jon Levy commented: “We are pleased to add Axeria to our insurance business in Europe and look forward to working with them to carry out our development in the region. Our objective is to leverage our large capital base and Axeria’s experienced team to strengthen existing business relationships and to build new ones.”
About Watford Holdings Ltd
Watford Holdings Ltd. (Nasdaq ticker "WTRE") is a global property and casualty insurance and reinsurance company with approximately $1.2 billion in capital as of December 31, 2020, with operations in Bermuda, the United States, and Europe. Its operating subsidiaries have been assigned financial strength ratings of “A-” (Excellent) from A.M. Best and “A” from Kroll Bond Rating Agency. On May 1, 2020, A.M. Best announced that it had placed under review with negative implications the financial strength ratings of Watford's operating subsidiaries. On April 7, 2021, Kroll Bond Rating Agency confirmed its Watch Developing status for Watford’s ratings.
Cautionary Note Regarding Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for forward-looking statements. This news release contains forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. These forward-looking statements include statements regarding the Axeria IARD acquisition, including the expected timing of the acquisition and the related integration, the benefits of the acquisition and the impact of the acquisition on our and Axeria IARD's business, results of operations and financial condition. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including: uncertainties with respect to obtaining regulatory approval, satisfying other conditions to closing and the timing thereof; market conditions; and other risks set forth in the Company’s Registration Statement on Form S-1 (File No. 333-230080), as amended, filed with the Securities and Exchange Commission (the "SEC"), and in the Company’s periodic reports filed with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Watford disclaims any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.
Contacts    Laurence Richardson (Investor Contact): lbr@watfordholdings.com